                          CONCORD MILESTONE PLUS, L.P.
                             200 Congress Park Drive
                                    Suite 103
                           Delray Beach, Florida 33445

May 10, 2005

Dear Investor:

         On April 27, 2005, Sutter Opportunity Fund 3, LLC, Sutter Opportunity
Fund 3 (TE), LLC, SCM-CMP Acquisition Fund, LLC, MacKenzie Patterson Fuller,
Inc., Robert E. Dixon and C.E. Patterson (the "Purchasers") disclosed in a
Tender Offer Statement on Schedule TO an offer (the "Tender Offer") to purchase any and/or all of the outstanding Equity Units of Limited Partnership Interest of Concord Milestone Plus, L.P. (the "Partnership"), each of which is comprised of one Class A Interest and One Class B Interest (an "Equity Unit"), for a
purchase price of $2.50 per Equity Unit. The Partnership has determined to remain neutral as to the Tender Offer and is expressing no opinion as to whether you should accept or reject the Tender Offer.

         Enclosed please find the Schedule 14D-9 without the exhibits filed by the Partnership with the Securities and Exchange Commission on May 10, 2005 (the
"14D-9") in response to the Tender Offer. The 14D-9 contains certain information about: (a) the Partnership and Equity Units; (b) the Purchasers; (c) any actual or potential conflicts of interest between the Partnership or its affiliates and
(i) the Partnership's affiliates, executive officers and directors and (ii) the
Purchasers and its executive officers, directors or affiliates; (d) the recommendation of the Partnership, including its reasons for remaining neutral;
and (e) additional information regarding the Tender Offer.

         You are urged to read all the materials carefully, including the Tender
Offer materials sent by the Purchasers, and consider all the factors set forth therein before making a decision with respect to the Tender Offer.

                                                     Sincerely,

                                                     /s/ Leonard S. Mandor

                                                     Leonard S. Mandor
                                                     President